EXHIBIT 10.1

LSI INDUSTRIES INC.
LONG TERM INCENTIVE PLAN (LTIP)
FOR NAMED EXECUTIVE OFFICERS
FY 2016

Document Date: July 1, 2015

LSI INDUSTRIES INC.
LONG TERM INCENTIVE PLAN (LTIP) FOR NEOs --  FY 2016
July 1, 2015

The LSI Long Term Incentive Plan (LTIP) for Named Executive Officers for FY 2016 contemplates three types of share-based awards.  The LSI Industries Inc. Amended and Restated 2012 Stock Incentive Plan, as of November 20, 2014 authorizes the Compensation Committee of the Board of Directors to issue these awards. All LTIP awards are granted effective July 1, 2015.

1.
Service –Based Stock Options– From time to time LSI issues stock options to named executive officers at the beginning of each fiscal year to motivate them to achieve the business plan resulting in higher stock prices, thereby creating value in the stock options that they have been awarded.  This arrangement will continue in FY2016.  Stock options will be issued to all named executive officers as approved by the Compensation Committee.  These stock options are service-based awards, with a ten year exercise term, four year ratable vesting period and stated and fixed exercise price set by the Compensation Committee at the date of the grant.  The exercise price will be the closing price on the day of grant, July 1, 2015.

2.
Service-Based Restricted Stock Units– In order to encourage named executive officers towards long-term employment, LSI will award between 3,000 and 5,000 restricted stock units (RSUs) to each of the named executive officers. The RSUs are service-based and have a four year ratable vesting period.  The RSUs are non-voting, but shall accrue cash dividends at the same per share rate (one RSU = one LSI common share) as those cash dividends are declared and paid on LSI common shares.  The payout when vested will be in LSI common shares.

3.
Performance-Based Stock Options– In order to align named executive officer incentives with shareholders' interests, and to encourage named executive officers towards long term employment, LSI will grant them performance-based stock options. These options will vest based upon the attainment of the Adjusted Operating Income goals set for fiscal 2016 in 33.33% increments.  The first 33.33% will vest at the end of fiscal 2016 assuming the planned Adjusted Operating Income is achieved.  The second 33.33% will vest at the end of fiscal 2017 and the third 33.33% will vest at the end of fiscal 2018.  The Operating Income goal and the vesting schedule are set forth below.

FY 2016 Plan
Operating Income Goal as a % of Planned Net Sales	4.4%

Grant Date	July 1, 2015
33% Vesting Date	June 30, 2016
33% Vesting Date	June 30,2017
33% Vesting Date	June 30, 2018

Partial Awards will be vested based upon the following goal attainment schedule:

95-100% attainment	100% vesting
90-94% attainment	90% vesting
85-89% attainment	80% vesting

The following rules govern the three types of share-based awards contemplated by this LTIP.

a.
This LTIP is a pay-for-performance plan designed to incentivize named executive officers to lead LSI towards the achievement of superior operating results and to maintain long-term employment with LSI.

b.	This LTIP covers only named executive officers as identified by the Compensation Committee.

c.	This LTIP has been approved by the Compensation Committee.

d.
Determination of achievement of LSI's Adjusted Operating Income will be calculated based upon actual reported results with adjustments for certain unusual or non-recurring items as approved by the Compensation Committee.

e.
Each named executive officer qualified for this LTIP must be employed at LSI on the vesting dates in order to exercise the stated award.  Vesting will also be in accordance with "retirement eligibility" rules as defined in the 2012 Stock Incentive Plan.

f.
Any type of lengthy leave of absence may result in an adjustment of the calculated award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

g.
Named executive officers who retire during the plan period at normal retirement age or under an LSI approved plan of retirement may receive a pro-rated award based upon the actual amount of base salary received in the plan period, subject to the terms and conditions of the 2012 Stock Incentive Plan.

h.
If a named executive officer becomes disabled (as defined by Social Security) or dies during the plan period, his beneficiary may be considered for an adjusted award, subject to the terms and conditions of the 2012 Stock Incentive Plan.

i.
Some incentive awards are subject to assignment laws and other laws that require payment to someone other than the employee (IRS tax levies, child support arrearages, etc.).  LSI will comply with all applicable assignment laws.

j.
LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of it with or without reason as the Compensation Committee deems advisable, subject to the terms and conditions of the 2012 Stock Incentive Plan.

k.	This LTIP does not create or imply the existence of a contract of employment.
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